Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Washington Federal, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $1.00 Par Value	Other	17,135,074	—	$596,891,333	0.00011020	$65,777.42
	Total Offering Amounts					$596,891,333		$65,777.42
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$65,777.42

*	Table 2: Fee Offset Claims and Sources and Table 3: Combined Prospectuses omitted as inapplicable.
(1)

The number of shares of common stock, par value $1.00 per share, of Washington Federal, Inc. (“Washington Federal” and such shares, the “Washington Federal common stock”) being registered is based upon (i) the exchange ratio of 0.3353 of a share of Washington Federal common stock for each share of common stock, no par value per share, of Luther Burbank Corporation (“Luther Burbank” and, such shares, the “Luther Burbank common stock”) multiplied by (ii) an estimate of the maximum number of shares of Luther Burbank common stock issued and outstanding as of February 24, 2023 or issuable or expected to be exchanged (including in respect of Luther Burbank restricted stock and Luther Burbank restricted stock units) in connection with the merger of Luther Burbank with and into Washington Federal (the “merger”), which collectively equals 51,103,710.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of Luther Burbank common stock as reported on the NASDAQ Global Select Market on February 24, 2023 ($11.68) multiplied by (ii) the estimated maximum number of shares of Luther Burbank common stock to be converted in the merger (51,103,710).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00011020.